Exhibit 99.1

AdMob

November 9, 2009

Dear AdMob Stockholder:

As indicated in the attached press release, dated today, AdMob and Google have signed a merger agreement pursuant to which AdMob will become a wholly owned subsidiary of Google. The closing of the merger will occur after we obtain all regulatory clearances and satisfy other customary closing conditions.

Immediately prior to the closing of the merger, all the preferred stock of AdMob will convert into common stock of AdMob. Then, at the closing, all the common stock of AdMob will convert into either cash consideration or Google’s Class A common stock.

As a condition to your being able to elect to receive Google stock as merger consideration, rather than cash consideration, you must execute and return the attached acknowledgment with a box checked that indicates, as set forth in greater detail in the attached acknowledgment, that:

•	You are an accredited investor (as defined in the attached acknowledgment);

OR

•

You are not an accredited investor but have your own purchaser representative (as defined in the attached) assist you in evaluating the merits and risks of electing to receive Google stock, rather than cash, as merger consideration;

OR

•

You are not an accredited investor and will be using the purchaser representative whom we will be making available to you (without charge) to assist you in evaluating the merits and risks of electing to receive Google stock, rather than cash, as merger consideration.

If you do not return the attached form signed and with boxes 1, 2 or 3 checked in a timely manner or if you return the attached form indicating that are not an accredited investor and will neither be appointing your own purchaser representative nor using the the purchaser representative that we will provide you without charge, then you will not have an opportunity to elect to receive Google stock as merger consideration and you will, subject to the closing of the merger, receive cash consideration by default.

If the attached Qualified Holder Certification is not received by AdMob by Friday, November 20, 2009, you may not be able to elect to receive Google stock consideration.

If you sign, complete (by checking boxes 1, 2 or 3) and return the attached acknowledgement in a timely manner, then we will send you a form for electing to receive Google stock consideration, rather than cash consideration, as well as a confidential information statement, to inform your decision as to whether to elect to receive Google stock or cash consideration.

The Google stock consideration to be issued in the merger will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Truly yours,

/s/ Cheryl Dalrymple
Cheryl Dalrymple